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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

We hereby consent to the incorporation by reference into the Registration Statement on Form S-3 of American Aircarriers Support, Incorporated and Subsidiaries (the "Company"), related to the registration of 31,000 shares of the Company's common stock, of our report dated January 29, 1999, except for
Note 9, as to which the date is March 4, 1999, with respect to the Company's consolidated balance sheet as of December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the Company's annual report on Form 10-KSB for the year ended December 31, 1999 and to the reference to our firm under the heading "Experts" in the prospectus.


                                           /s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina
June 30, 2000